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                                                                   EXHIBIT 10.29
                                                                   -------------

October 4, 2001

Richard D. Spurr
6507 Westgate Dr.
Dallas, TX  75240

                        SEPARATION AGREEMENT AND RELEASE
                        --------------------------------

Dear Rick:

This letter agreement ("Agreement") sets forth the arrangements we have made with respect to your separation from Entrust, Inc. The arrangements will be as follows:

1. As used in this Agreement, the term "ENTRUST" and/or "Company" shall mean Entrust Inc., its parent, subsidiaries (including enCommerce, Inc.), affiliates, successors, assigns; all past and present officers, directors, employees and agents (in their individual and representative capacities) of ENTRUST.

2. Provided that you comply with all material aspects of this Agreement, your employment relationship with ENTRUST shall continue until the close of business on June 4, 2002 (the "Separation Date"). Thereafter, your employment relationship with ENTRUST will end and will not resume. After October 4, 2001, your active responsibilities as Senior Vice President, Sales and Distribution, shall cease; however, you agree to assist in the transition of your responsibilities to other ENTRUST employees and, upon request, provide strategic advice to ENTRUST's executive team for a period of ninety (90) days from October 5 through January 4, 2002 (the "Consulting Period"). Following the Consulting Period, the "Salary Continuation Period" will commence and continue through June 4, 2002, as provided by the Officer Retention Program and Agreement ("Officer Retention Program") executed by you on March 28, 2001, inclusive of acceleration of vesting in the event of an Acquisition Event, as defined in the Officer Retention Program. You will continue to receive your base salary and to participate in the full Entrust Benefits Plan throughout the Consulting Period and Salary Continuation Period. During the Consulting Period and the Salary Continuation Period, you will be permitted to engage in other employment as long as it does not conflict with the interests of the Company or with your duties as an employee or with other continuing legal obligations which you have to the Company.

3. You acknowledge and represent that a time period of twenty-one (21) calendar days has been provided to you in order for you to consider the subject matter of this Agreement and that the Company has advised you to consult with an attorney of your choice prior to signing this Agreement. In addition, you acknowledge that you will have seven (7) calendar days following the execution of this document to revoke this Agreement by written notice. To be valid, the letter of revocation must be received by Mr. Jeff

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      Bearrows, Vice President, Human Resources, Entrust Technologies, Inc.,
      4975 Preston Park Blvd., Suite 400, Plano, TX 75093, not later than the close of business seven (7) calendar days after you sign this Agreement.

4. Contingent upon your timely return to the Company of an executed agreement and the expiration of the seven (7) day revocation period without revocation by you, within five (5) days of the Separation Date of July 4, 2002, you shall receive an additional payment of Seventy-five Thousand Dollars ($75,000), less all applicable taxes and withholdings, which represents the bonus payment which would be due to you under the terms of the Officer Retention Program. In addition, you will be entitled to four
      (4) weeks of vacation pay at your current base pay, paid as a lump sum.

5. Whether or not you execute this letter agreement, you will receive payment for any earned but unused vacation accrued through the last date of your employment.

6. With respect to your stock option grants, during the period of October 4, 2001 through June 4, 2002, your currently held options will continue to vest. You will have the right to exercise any vested options for up to three (3) months from the Separation Date.

7. Your participation in all ENTRUST company-provided benefits shall terminate as of 12:01 a.m. on July 1, 2002. You may elect to continue health coverage after that date under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

8. After October 4, 2001, you shall seek prior approval before incurring any expenses or making a commitment on behalf of Entrust. You shall reconcile and settle as soon as possible, and in no event later than October 31, 2001, any expenses incurred by you in connection with ENTRUST business for which you believe you are entitled to reimbursement.

9. You agree that unless you are under a subpoena or court order to do so, with the exception of discrimination claims, filed before the relevant state agencies, you will not counsel, assist or cooperate with any attorneys or their clients in the presentation or prosecution of any dispute, grievance, claim, charge, or complaint by any third party against the Company or against any officer, director, employee, agent, representative, shareholder or attorney of the Company, without having obtained the consent of the Company. Once consent has been obtained, you agree to permit a representative of ENTRUST to be present at any discussion with the third party or that party's attorney(s) regarding such presentation or prosecution. In addition, you agree to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within five
      (5) business days of its receipt, a copy of such subpoena or legal discovery device to the Company. Finally, with regard to the pending class action lawsuit referred to as In re Entrust Securities Litigation, No.
                                    -----------------------------------
      2-00-CV-119-TJW (E.D. Tex.)("the Class Action"), you agree that, with the exception of discussions with your own attorney(s), your spouse, or the current directors or officers of ENTRUST, you will also refrain from discussing or making statements regarding issues raised in the Class Action with or to any third party.


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10.   You hereby recognize and reaffirm the promises and obligations in the
      Intellectual Property and Confidentiality Agreement and the Conflict of Interest Agreement executed by you on June 6, 1997, and the Non-Competition and Non-Solicitation Agreement, dated March 28, 2001, which you executed in conjunction with the Officer Retention Program. For purposes of the Non-Competition and Non-Solicitation Agreement, the effective date of termination for purposes of the one-year non-compete and non-solicitation period is agreed to be January 4, 2002.

11. You agree while employed by the Company and thereafter, that you will not, directly or indirectly, make any false, disparaging or derogatory statements to any media, or industry group, financial institution, current or former employee, consultant, client or customer of the Company regarding ENTRUST or regarding ENTRUST's business affairs or finances. ENTRUST agrees that those of its officers and employees privy to this Agreement shall not make any false or derogatory statements to any third party regarding your employment with the Company.

12. You agree that this Agreement is a confidential document as are all the terms and conditions expressed herein, and its terms and conditions will be treated as confidential by you and to the extent permitted by law, you will not disclose, publicize or discuss this Agreement, including its terms and/or conditions, with any employee and/or former employee of ENTRUST or any other person except your immediate family members, attorney, accountant, financial advisor, and/or outplacement advisor. In the event that you discuss this Agreement with any of the aforementioned individuals, it shall be your duty, responsibility and obligation to advise said individual(s) of the confidential nature of this Agreement and direct them not to discuss the terms and/or conditions of this Agreement with any other person. Notwithstanding the foregoing, this obligation of confidentiality shall cease in respect of those parts of the Agreement that are publicly disclosed by ENTRUST.

13. You shall return to ENTRUST any and all property of ENTRUST and/or affiliates currently in your possession and/or subject to your control including, but not limited to, any and all computer equipment, facsimile machine, credit cards, identification cards, files, memoranda, correspondence, compensation surveys, drawings, designs, financial records, customer lists, personnel files, personnel lists or the like, whether such materials shall be written instruments or tapes in electronic and/or recorded format.

14. Upon request, you shall make available to ENTRUST advice, assistance and information related to your employment, including, but not be limited to, offering and explaining evidence and providing sworn statements(s), deposition testimony and trial testimony as may be deemed necessary by ENTRUST for the preparation of its position in any legal proceedings(s) involving issues brought against or initiated by ENTRUST of which you have knowledge. In the event it is necessary for you to provide the aforementioned services, then ENTRUST shall reimburse you for authorized reasonable and documented travel expenses including, but not limited to, transportation, lodging and meals.

15. You agree that the foregoing consideration represents settlement in full of all obligations and debts owed to you by the Company. You, on your own behalf, and on behalf of your

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      respective heirs, family members, executors, and assigns, hereby fully and forever release the Company and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (the "Released Parties") from any claim, charge, duty, complaint, demand, suit, right, debt, costs, accounts, or obligation relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may have against the Released Parties arising from any omissions, acts or facts that have occurred up until and including the effective date of this Agreement including, without limitation: any and all claims relating to or arising from your employment relationship with the Company and the termination of that relationship; any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Texas Employment Discrimination Law and any and all claims for violation of the federal, or any state, constitution; any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you as a result of this Agreement; and any and all claims for attorneys' fees and costs.

      The Company and you agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. You acknowledge and agree that any breach of any provision of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover the benefits provided to you under this Agreement. You shall also be responsible to the Company for all costs, attorneys' fees and any and all damages incurred by the Company (a) enforcing the obligation, including the bringing of any suit to recover the monetary consideration, and (b) defending against a claim or suit brought or pursued by you in violation of this provision.

16. YOU ACKNOWLEDGE THAT YOU HAVE READ THIS SEPARATION AGREEMENT / RELEASE AND THAT YOU UNDERSTAND ALL OF ITS TERMS

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      AND EXECUTE IT VOLUNTARILY WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND THE
      CONSEQUENCES THEREOF. FURTHER, YOU ACKNOWLEDGE THAT YOU HAVE HAD UP TO TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER THE TERMS OF THIS SEPARATION AGREEMENT AND RELEASE, AND THAT YOU HAVE BEEN ADVISED TO CONSULT WITH
      LEGAL COUNSEL OF YOUR CHOICE.

17. This separation and release represents the parties' amicable resolution of your separation from the Company and is not to be construed as an acknowledgment or admission by the Company of any fault or liability whatsoever.

18. Except as expressly provided to the contrary or as precluded by operation of law, this Agreement shall be binding upon, and inure to the benefit of, you and your heirs, administrators, representative, executors, successors, and assigns and its enforceability shall not be challenged by such individuals.

19. The terms and conditions of this Agreement will be open for your review and consideration through the close of business on October 25, 2001. If you have not returned an executed copy of this Agreement by facsimile or an original to Mr. Jeff Bearrows, at the address referenced in paragraph 5 of this Agreement, by the close of business by or on October 25, 2001, then the terms and conditions set forth in this Agreement shall be withdrawn as of that time and date.

20. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supercedes all previous oral or written commitments or agreements, except that the terms of the Officer Retention Program, the Intellectual Property and Confidentiality Agreement, the Conflict of Interest Agreement, and the Non-Competition and Non-Solicitation Agreement referred to herein shall continue in full force and effect. This Agreement may be modified only with a written instrument duly executed by each of the parties.

21. This Agreement shall be deemed to have been executed and delivered within the State of Texas, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of Texas, without regard to choice of law principles. Any action at law, suit in equity, or other judicial proceedings for the enforcement of this Agreement, or related to any provision of this Agreement, shall be instituted only in courts with venue in the State of Texas, except that the Company may seek injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of the Company's trade secrets or confidential or proprietary information. You hereby consent to the venue and personal jurisdiction of the state and federal courts in the State of Texas for any lawsuit filed by the Company which arises under or relates to this Agreement.

22. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Texas.

23. If any provision of this Agreement shall be determined to be invalid, illegal, or unenforceable, in whole or in part, neither the validity of the remaining parts of such

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      provision nor the validity of any other provision of this Agreement shall in any way be affected thereby. In lieu of such invalid, illegal, or unenforceable provision, this Agreement shall be automatically reformed and construed to include provisions as similar in terms to such invalid, illegal, or unenforceable provision as may be possible so as to be valid, legal, and enforceable.

24. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as of the day and year as set forth below.

Entrust, Inc.                         Richard D. Spurr


By: /s/ Jeff Bearrows                   /s/ Richard D. Spurr
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Title: /s/ VP Human Resources         Date: 10-22-01
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Date: 10/22/01
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